Exhibit 12.1



            UAL Corporation and Subsidiary Companies

        Computation of Ratio of Earnings to Fixed Charges

                                            Three Months
                                               Ended
                                              March 31
                                           1998     1997
                                           ----     ----
                                           (In Millions)
Earnings:

   Earnings before income taxes           $  96    $ 171
   Fixed charges, from below                229      232
   Undistributed earnings of affiliates     (20)     (25)
   Interest capitalized                     (26)     (24)
                                           ----     ----
       Earnings                           $ 279    $ 354
                                           ====     ====

Fixed charges:

   Interest expense                       $  80    $  69
   Portion of rental expense
    representative of the interest factor   149      163
                                           ----     ----
       Fixed charges                      $ 229    $ 232
                                           ====     ====

Ratio of earnings to fixed charges         1.22     1.53
                                           ====     ====